Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 25, 2026, relating to the financial statements and financial highlights of Seafarer Overseas Growth and Income Fund, Seafarer Overseas Value Fund, and Emerald Finance and Banking Innovation Fund, each a series of Financial Investors Trust, which are included in Form N-CSR for the year ended April 30, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Other Information About the Funds” and “Financial Statements” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 27, 2026